ROSENMAN & COLIN
                              575 MADISON AVENUE
                        NEW YORK, NEW YORK  10022-2585

                                August 1, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

     We have been requested by Acclaim Entertainment, Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the Company's Registration Statement (the "Registration Statement") on Form S-3 (File No. 33-59819) covering an aggregate of 1,306,300 shares (the "Shares") of common stock, par value $0.02 per share, of the Company to be issued by the Company or to be offered and sold by certain selling stockholders named therein.

     In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized and are or, upon issuance in accordance with the stock option agreements between the Company and the optionholders named in the Registration Statement, will be, as applicable, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    ROSENMAN & COLIN

                                    By         /s/
                                       ---------------------------
                                                A Partner